Exhibit 10(g)

BALDWIN & LYONS, INC. EMPLOYEE INCENTIVE BONUS PLAN

(EQUITY APPRECIATION RIGHTS PLAN)

General

The BALDWIN & LYONS, INC. EMPLOYEE EQUITY APPRECIATION RIGHTS PLAN (hereafter referred to as the “EAR Plan”) was adopted by the Compensation Committee and approved by the Board of Directors. The Board of Directors directed that the EAR Plan be submitted to the shareholders of the Corporation and the EAR Plan was approved at the Annual Meeting of shareholders held on May 6, 2008. As a part of the Compensation Committee’s ongoing monitoring of the impact of Section 162(m) of the Internal Revenue Code (the “Code”) on the Corporation, it was determined that it was in the best interests of the Corporation and its shareholders to take steps necessary to verify that the requirements of Section 162(m) were satisfied to assure that compensation to the Named Executive Officers would be deductible for tax purposes.

The EAR Plan is designed to qualify as providing “performance-based” compensation under Section 162(m) of the Code. “Performance-based” compensation meeting the requirements of Section 162(m) of the Code is generally exempt from the federal income tax law which disallows a tax deduction for annual compensation over $1,000,000 that a corporation subject to SEC reporting requirements may pay to certain of its most highly paid executives.

Reasons for the EAR Plan

The Board of Directors and the Compensation Committee continue to believe that it is in the best interests of the Corporation and its stockholders to provide for a shareholder-approved plan under which awards paid to its executives can qualify for deductibility for federal income tax purposes. Accordingly, the Corporation has structured the EAR Plan in a manner such that payments under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code.

Description of EAR Plan

The EAR Plan is designed to qualify as “performance-based” compensation under Code Section 162(m). Under Section 162(m), the Corporation may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer, Chief Financial Officer or up to three additional executive officers whose total compensation is required to be reported in the Proxy Statement to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, any compensation that is “performance-based”, as defined in Section 162(m), is generally exempt from the deduction limitation. The EAR Plan will allow the Corporation to pay incentive compensation that is performance-based and therefore fully tax deductible to the extent otherwise allowable on our federal income tax return.

Eligibility

Participation in the EAR Plan is available to all salaried employees of the Corporation.

Determination of the Amount of the Grants and Value of the Rights

The Compensation Committee shall designate, in writing, the employees who are to receive grants of equity appreciation rights (“Rights”) in recognition of the employee’s contribution to the Corporation. The Compensation Committee must also determine the number of Rights to be granted to each participant. The amount of the grant will generally be in proportion to the participant’s base salary but the Compensation Committee may utilize its discretion in establishing the number of Rights granted to each participant. Once the Compensation Committee has established the persons to receive the grants and number of Rights subject to each grant, it shall have no discretion to alter either the recipients or the number of shares subject to grant.

The Rights shall vest over a three year period, one-third per year, over each of the first three years following the date of the grant. The Rights shall expire five years from the date of the grant. The value of each Right shall be determined by the difference between the adjusted book value per share of the Corporation’s common shares at the end of the most recent calendar quarter prior to the date of exercise and the adjusted book value per share of the Corporation’s common shares at the end of the most recent calendar quarter prior to the date of the grant. The adjusted book value of the common stock shall be the book value determined in accordance with generally accepted accounting principals as reported in the financial statements of the Corporation filed with the Securities and Exchange Commission, plus the excess, if any, of dividends paid by the Corporation in excess of 12.5 cents per share per calendar quarter beginning November 1, 2003 and ending as of the most recent calendar quarter prior to the date of exercise of the Rights.

Except in the event of termination of employment, as described in Payment of Awards-Post Employment Matters, vested rights can be exercised only in the calendar year in which the grant expires.

Awards shall be payable only in cash and the participant has no right to purchase either Class A or Class B common shares. The participant shall have no rights as a shareholder of the Corporation with respect to any Rights. Payments under the EAR grants shall not be included in compensation for the participant in determining the participant’s contribution to the Baldwin & Lyons, Inc. Salary and Profit Sharing Plan (401K Plan) and EAR awards shall also not be considered compensation for purposes of computing the Corporation’s share of contributions to the 401K Plan or any other bonus or profit-sharing plan.

Adjustments for Recapitalization Events

In the event that the Corporation engages in a recapitalization event, such as a stock split, reverse stock split, share dividend, merger, consolidation, combination, share exchange or other similar corporate action, which materially affects the book value of the Corporation’s common stock subject to any then outstanding Rights, the Compensation Committee may, in its sole discretion, adjust the number of Rights then outstanding in an amount which the Compensation Committee believes to be equitable.

Payment of Awards-Post Employment Matters

Bonuses under the EAR Plan shall be paid in cash through the Corporation’s normal payroll procedures, subject to all federal and state withholding requirements.

In the event a plan participant ceases employment with the Corporation by reason of death or disability, vested Rights shall expire six months from the date of termination of employment. In the event a plan participant ceases employment with the Corporation at age 55 or above and retires, concurrently, from the property and casualty industry, vested Rights must be exercised on the date of retirement or they are forfeited. If the employment of a plan participant ceases for any other reason, all vested Rights are forfeited on the date of termination of employment. Any unvested Rights expire immediately upon termination of employment, for any reason.

Administration

The EAR Plan shall be administered by the Compensation Committee, which shall be comprised solely of outside directors as defined under Section 162(m) of the Code.

Amendment and termination of the EAR Plan

The EAR Plan may be amended from time to time, in whole or in part, by the Compensation Committee, subject to approval of the Board of Directors, but no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.